Exhibit 11.2

ICZOOM Group Inc.

Insider Trading Policy

This Insider Trading Policy, adopted as of May 10, 2023 (this “Policy”), describes the standards of ICZOOM Group Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

This Policy is divided into two parts:

●	The first part prohibits trading in certain circumstances and applies to all directors, officers, employees, consultants and independent contractors of the Company, immediate family members of any of the aforementioned persons, and Controlled Entities of any of the aforementioned persons; and

●	The second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, collectively, “Company Insiders”), (iii) other than Company Insiders, the employees listed on Appendix A, to be updated by the Company from time to time at the discretion of the Compliance Officer (together with Company Insiders, collectively, “Covered Persons”), (iv) certain other employees, consultants and independent contractors that the Company may designate from time to time at the discretion of the Compliance Officer as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information, and (v) any immediate family members or Controlled Entities of any of the Covered Persons.

For purpose of this Policy, any transactions conducted by any Controlled Entities of any director, officer, employee, consultants or independent contractors of the Company, or any of their immediate family members, are deemed conducted by such person.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to purchase, sell, trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer, employee, consultant, independent contractor, any of their immediate family members or any of their Controlled Entities who buys or sells Company securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual or other business relationships or may be negotiating transactions.

Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company’s management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. Material information can also include information relating to other companies, including the Company’s acquisition targets, customers, vendors or suppliers. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to purchase, sell, trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second (2nd) trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two (2) trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Trade. “Trade” is defined hereunder as a public purchase or sale that is effected on an exchange or in an over-the counter market and does not include a privately negotiated purchase or sale of the Company’s securities. For avoidance of doubt, no purchase or sale, publicly or privately, shall be allowed if a person covered hereunder is in possession of material nonpublic information.

(d) Trading Day. A “trading day” means a day on which national stock exchanges (including the Over the Counter Bulletin Board) are open for trading.

(e) Immediate Family Members. The “immediate family members” of a person means the person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a tenant or employee) who shares such person’s household.

(f) Controlled Entities. “Controlled Entities” of a person include (i) any corporation or organization (other than the Company or its subsidiaries) in which such person is a director or officer or directly or indirectly the beneficial owner of 10% or more of any class of equity securities, and (ii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee, executor or in a similar fiduciary capacity.

(g) Compliance Officer. The Company has appointed Chief Operating Officer as the Compliance Officer for this Policy; provided that Chief Executive Officer of the Company will serve as Compliance Officer in respect of any proposed trading by Chief Operating Officer or his or her immediate family members. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all persons covered hereunder and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) updating the list of Covered Persons as Appendix A from time to time;

(iv) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;

(v) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and

(vi) providing a reporting system with an effective whistleblower protection mechanism.

PART I

1. Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including ordinary shares, options and any other securities that the Company may issue, such as preferred shares, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company; and (ii) the securities of certain other companies, including ordinary shares / common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities.

This Policy applies to all employees of the Company, all officers of the Company, all members of the Company’s board of directors, consultants and independent contractors, their respective immediate family members, and Controlled Entities of the foregoing persons.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer, employee, consultants or independent contractors, or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below).

(b) No director, officer, employee, consultants or independent contractors, or any of their immediate family members, who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer, employee, consultants or independent contractors, or any of their immediate family members, may purchase or sell any security of any other company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer, employee, consultants or independent contractors, or any of their immediate family members, who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never purchase, sell, trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

(f) Even if trading is allowed, Federal securities laws require that officers, directors, large stockholders (owning more than 10%) and affiliates of the Company publicly report transactions in Company stock (such as on Form 144 with respect to sale of restricted and control securities, and, in certain cases, Schedules 13D and 13G). Contact the Compliance Officer if you need assistance complying with these additional requirements.

3. Exceptions

The trading restrictions of this Policy do not apply to the following:

Exercising stock options granted under the Company’s current or future equity incentive plans for cash, cashless exercise without a simultaneous sale of shares from such exercise, or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options are subject to trading restrictions under this Policy.

4. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

5. Applicability After Termination of Relationship with the Company

If the relationship with the Company terminates at a time when an employee, officer, director, consultant or independent contractor has material nonpublic information about the Company, the prohibition on trading on such information continues until such information is no longer material nonpublic information.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at dliu@iczoom.com.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during periods outside of the trading windows as defined below. During the periods outside of the trading windows, which are considered “blackout periods”, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(a) Periodic Blackout Periods. In the event that only semi-annual and annual financial results of the Company are filed or furnished with the U.S. Securities and Exchange Commission (the “SEC”) or publicly available to its shareholders through other distribution channel, trading in the Company’s securities is prohibited during the period beginning at the close of the market on the seventh (7th) calendar day preceding the end of a semi-annual period or fiscal year and ending at the close of the market on the second (2nd) business day after the Company’s financial results are publicly released or disclosed. In the event that quarterly and annual financial results of the Company are filed or furnished with the SEC or publicly available to its shareholders through other distribution channel, trading in the Company’s securities is prohibited during the period beginning at the close of the market on the seventh (7th) calendar day preceding the end of a quarter or fiscal year and ending at the close of the market on the second (2nd) business day after the Company’s financial results are publicly released or disclosed.

During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, even if a trading window provided under Section 1(a) above exists, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. The Company will re-open the trading window once the special blackout period has ended.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved at least two (2) weeks in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least two (2) weeks in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and

(iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

2. Pre-Clearance of Securities Transactions

(a) Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window, without first pre-clearing all transactions in the Company’s securities.

(b) Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s immediate family members and to transactions by Controlled Entities of such person.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading fourteen (14) calendar days following the day on which it was granted. If the transaction does not occur during the 14-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

3 Prohibited Transactions

(a) Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Covered Persons, including any person’s immediate family members and Controlled Entities of such person, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i) Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six (6) months after the purchase, and Company Insiders who sell Company securities may not purchase any Company securities of the same class for at least six (6) months after the sale;

(ii) Short sales. Covered Persons may not sell the Company’s securities short;

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

4. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of ICZOOM Group Inc.’s Insider Trading Policy. The undersigned has read and understands such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date:

APPENDIX A

LIST OF COVERED PERSONS

Name	Title/Department